Exhibit 10.36

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “AGREEMENT”) is made and entered into by and between Thomas Vogl (hereinafter “EMPLOYEE”) and Ominto, Inc., a Nevada corporation (hereinafter “EMPLOYER”), and inures to the benefit of each of EMPLOYER’ s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns. EMPLOYEE and EMPLOYER are collectively referred to as the “PARTIES” and individual as “PARTY.”

RECITALS

A.           EMPLOYEE has been an employee of EMPLOYER and most recently served as Chief Marketing Officer (“CMO”) pursuant to an Employment Agreement dated as of August 11, 2015 (the “Employment Agreement”) which Employment Agreement provides for certain severance benefits to EMPLOYEE;

B.           EMPLOYER notified EMPLOYEE on February 1, 2016 (the “Notice Date”) that he was being terminated without cause (as defined in the Employment Agreement) and that to avoid undue disruption to EMPLOYER, his last day of employment would be February 1, 2016 (the “Termination Date”);

C.           The PARTIES desire to confirm the severance package applicable to the termination of EMPLOYEE’s employment relationship with EMPLOYER without cause, and accordingly the terms of this AGREEMENT supersede and replace any prior contractual severance obligations including any contained in the Employment Agreement; and

D.           EMPLOYEE and EMPLOYER wish permanently to resolve any and all disputes arising out of EMPLOYEE’s Employment Agreement and any other issues arising from EMPLOYEE’S employment with EMPLOYER or the cessation of that employment.

NOW, THEREFORE, for and in consideration of the execution of this AGREEMENT and the mutual covenants contained in the following paragraphs, EMPLOYER and EMPLOYEE agree as follows:

1.            Incorporation of Recitals. The Recitals and identification of the PARTIES to, and beneficiaries of, this AGREEMENT are incorporated by reference as though fully set forth herein.

2.            No Admission of Liability. The PARTIES agree that this AGREEMENT, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any PARTY and/or by any PARTY’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

3.           Severance Benefits.

(a)            Severance Pay. If EMPLOYEE executes this AGREEMENT and does not revoke it (as described below), and he otherwise complies with this Agreement, EMPLOYER will pay EMPLOYEE at his regular rate of pay ($215,000 per annum), less applicable withholding and taxes, for a period of four (4) months beginning on the Termination Date (“Severance Pay”), which sums will be payable to EMPLOYEE in accordance with EMPLOYER’S normal payroll procedures beginning with the first regularly scheduled pay period following expiration of the revocation period set forth in Section 8 below. EMPLOYEE’s continued receipt of the Severance Pay shall be contingent upon his compliance with all of the terms of this AGREEMENT. To the extent EMPLOYER learns that EMPLOYEE is violating his obligations hereunder, EMPLOYER may withhold the Severance Pay or otherwise require reimbursement of the Severance Pay until it secures EMPLOYEE’s full and complete compliance with these obligations.

(b)           COBRA Benefit. EMPLOYEE acknowledges that it is EMPLOYEE’s responsibility to make a timely election to continue his own personal participation in EMPLOYER’s group health insurance plan pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). EMPLOYEE understands and agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage. EMPLOYER shall reimburse EMPLOYEE for EMPLOYEE’s individual COBRA premium payments for EMPLOYEE only until May 1, 2016, contingent upon EMPLOYEE’s submittal of proof of payment to EMPLOYER within three (3) days of receipt and EMPLOYEE’s compliance with the terms of this AGREEMENT. This reimbursement shall be included in the next regularly schedule severance payment through payroll following EMPLOYER’s receipt of payment by the EMPLOYEE. Nothing herein shall limit the right of EMPLOYER to change the provider and/or the terms of its health insurance plans at any time hereafter. Notwithstanding anything to the contrary in this Agreement, if EMPLOYER determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, the PARTIES agree to reform this section.

(c)            Neutral Reference. EMPLOYER agrees that if it is contacted by prospective employers of EMPLOYEE, EMPLOYER will release information concerning the dates of EMPLOYEE’s employment and the last position held, and will advise prospective employers of EMPLOYEE that EMPLOYER’s company policy is to release only such information.

(d)            As consideration for the execution of this AGREEMENT, and with the exception of the restrictive covenants contained in the Employment Agreement which shall remain in full force and effect as set forth in, the PARTIES mutually acknowledge and agree that any and all other prior agreements, offer letters or contracts between the PARTIES, are declared null and void with no legal effect as of the date of this AGREEMENT.

4.           Wales and Vacation Time Paid. EMPLOYEE shall be paid his final wages earned through the Termination Date, including all accrued and unused vacation time, less statutory deductions and withholdings on EMPLOYER’s next regularly scheduled pay day. Upon receipt of the payments referenced herein, EMPLOYEE acknowledges that he has been paid for all salary, wages, and compensation earned through the Termination Date and that he is not entitled to receive and shall not claim from EMPLOYER, any compensation, payments or benefits except for those payments and benefits that are expressly set forth in this Agreement.

5.           General Release. EMPLOYEE hereby fully and forever releases, waives, discharges and promises not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against EMPLOYER, any of its shareholders, insurers, predecessors, successors, parents, subsidiaries, affiliated or related companies, or any of their respective officers, directors, benefit plan fiduciaries, attorneys, agents, employees and former employees and assignees thereof (collectively, the “COMPANY”), with respect to any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of any nature, kind, and description, whether in law, equity or otherwise, whether or not now known or ascertained, which currently do or may exist, including without limitation any matter, cause or claim arising out of or related to facts or events occurring prior to the execution of this AGREEMENT, and/or arising from and relating to EMPLOYEE’s employment with EMPLOYER, EMPLOYEE’s recruitment therefor, or the termination therefrom, including, but not limited to, any claims for unpaid wages, severance, benefits, penalties, breach of contract, breach of the covenant of good faith and fair dealing, infliction of emotional distress, misrepresentation, damages, compensation, overtime compensation, monetary relief, employment, benefits, including but not limited to any claims for benefits under any employment contract, employee benefit plan or any retirement plan, profit sharing, capital stock, bonuses, merit and longevity increases, and all other benefits of all kind, earnings, backpay, front pay, liquidated and other damages, compensatory damages, punitive damages, damage to character, damage to reputation, emotional distress, mental anguish, depression, injury, impairment in locating employment, financial loss, home foreclosure, pain and suffering, being made whole, injunctive and declaratory relief, interest, attorneys fees, and costs arising from any claims under, inter alia, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Employment Retirement Income and Security Act, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Washington Law Against Discrimination, the Washington Family Leave Act, the Washington Minimum Wage Act and all amendments to such laws, and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), compensation (including stock options), and/or employment discrimination, and torts of all kind, including but not limited to misrepresentation, negligent or otherwise, fraud, spoliation, defamation, libel, battery, assault, slander, intentional infliction of emotional distress, workers’ compensation, workers’ compensation retaliation, interference with an advantageous business relationship, negligent hiring, negligent retention, discrimination, claims or rights under state and federal whistle-blower legislation.

EMPLOYEE understands that, by releasing all of his legally waivable claims, known or unknown, against the Company, he is releasing all of his rights to bring any claims against any of them based on any actions, decisions or events occurring through the date of EMPLOYEE signs this AGREEMENT including the terms and conditions of his employment and the termination of his employment.

NOTHING IN THIS RELEASE SHALL BE CONSTRUED TO PROHIBIT EMPLOYEE FROM CONTACTING, FILING A CHARGE OR PARTICIPATING IN ANY PROCEEDING OR INVESTIGATION BY THE U.S. EQUAL EMPLOYMENT OPPORTUNITY COMMISSION (“EEOC”), DEPARTMENT OF LABOR (“DOL”), NATIONAL LABOR RELATIONS BOARD (“NLRB”), OR COMPARABLE STATE OR LOCAL ENTITY. NOTWITHSTANDING THE FOREGOING, EMPLOYEE AGREES TO WAIVE ANY RIGHT TO RECOVER MONETARY DAMAGES IN ANY CHARGE, COMPLAINT, OR LAWSUIT FILED BY HIM OR ON HIS BEHALF.

6.            Acknowledgement of Consideration. The PARTIES hereto each acknowledge and agree that the Severance Benefits (Section 3 above) and Release (Section 5 above), and mutual covenants and promises that are set forth in this Agreement are being exchanged for each of the PAR HES executing this Agreement, and that, but for the agreements made hereunder, they have no entitlement to the consideration exchanged pursuant to this Agreement

7.            Notice Concerning Release of Claims Under the Age Discrimination in Employment Act. As part of this Agreement, EMPLOYEE expressly agrees to the release of any rights or claims arising out of the Age Discrimination in Employment Act (“ADEA,” 29 U.S.C. § 621, et seq.). In accordance with the Older Workers’ Benefit Protection Act of 1990, EMPLOYEE is hereby advised of the following with respect to his release of any claims under the ADEA: (1) EMPLOYEE is hereby advised that he has the right to consult with an attorney before signing this AGREEMENT, and that to the extent, if any, that EMPLOYEE has desired, he has done so; (2) he has 21 days from the date of receipt of this Agreement in which to review and consider this AGREEMENT and his release of any ADEA claim, and that he may use as much of this 21 day period as he wishes prior to signing; and (3) EMPLOYEE may revoke this AGREEMENT at any time during the 7 days following his execution of this AGREEMENT, and the AGREEMENT shall not become effective or enforceable with respect to the claims under the ADEA until the revocation period has expired. EMPLOYEE understands that any revocation of this Agreement must be made in writing and delivered to EMPLOYER to the address set forth in Section 15 below within the seven (7) day period. This AGREEMENT will become effective as to any ADEA claim 8 days after it is signed by EMPLOYEE and EMPLOYER, and in the event the PARTIES do not sign on the same date, then this AGREEMENT shall become effective as to any ADEA claim 8 days after the date it is signed by EMPLOYEE (“Effective Date”). This AGREEMENT does not constitute a waiver of any claim under the ADEA that may arise after the date this AGREEMENT is executed by EMPLOYEE.

8.            Severability of Release Provisions. EMPLOYEE agrees that if any provision of the release given by him under this AGREEMENT is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

9.            Non-Disparagement. EMPLOYEE promises and agrees that he will not, except as required by law, engage in any conduct or make any statement which is in any way critical of, disparaging to, or otherwise derogatory about EMPLOYER (and as applicable, EMPLOYER’s management, Board of Directors and/or employees) whether to press, investment community, stockholders, business associates, social media or otherwise. Nothing in this Paragraph or in any other provision of this Agreement shall, or is intended to, limit any other rights or remedies the PARTIES may have by virtue of this Agreement or otherwise, including, without limitation filing an action against a PARTY for breach of this Agreement

10.          Confidentiality of AGREEMENT. EMPLOYEE promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this AGREEMENT, including the amounts referred to in this AGREEMENT, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which EMPLOYEE has consulted such professional advisors. EMPLOYEE expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of EMPLOYER the fact or the terms of this AGREEMENT. If EMPLOYEE is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, EMPLOYEE shall provide written notice to EMPLOYER in accordance with the requirements set forth in Section 15 below. EMPLOYEE acknowledges that EMPLOYER has securities registered with the SEC and has certain reporting requirements that may require EMPLOYER to summarize the terms of this AGREEMENT or file a copy of this AGREEMENT with the SEC. The terms of this provision will no longer apply to EMPLOYEE at such time as EMPLOYER files a copy of this AGREEMENT with the SEC.

11.          Restrictive Covenants. The PARTIES expressly incorporate and adopt herein the terms and obligations of the restrictive covenant and the remedies for breach thereof contained in Sections 5-8 of the Employment Agreement, which are incorporated herein by reference and which remedies the PARTIES agree shall be applicable to breach of restrictive covenants in paragraphs 9, 12, 13 and 14 of the AGREEMENT.

12.          Confidentiality of EMPLOYER’s Confidential Information. EMPLOYEE acknowledges that due to the position he has occupied and the responsibilities he has had at EMPLOYER, he has received confidential information concerning EMPLOYER’s products, procedures, customers, sales, prices, contracts, and the like. EMPLOYEE hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by EMPLOYER concerning EMPLOYER’s products and procedures, the identities of EMPLOYER’s customers, EMPLOYER’s sales, EMPLOYER’s prices, the terms of any of EMPLOYER’s contracts with third PARTIES, and the like. EMPLOYEE agrees that a violation by him of the foregoing obligation to maintain the confidentiality of EMPLOYER’s confidential information will constitute a material breach of this AGREEMENT. This information includes all aspects of the EMPLOYER’s business and extends to communication with existing and former employees, customers and business contacts and prohibits EMPLOYEE from discussing the contents of this AGREEMENT or any business of the EMPLOYER In the event that EMPLOYEE is served with a subpoena in connection with any legal matter which would require disclosure of EMPLOYER’s Confidential Information, EMPLOYEE will provide written notice to EMPLOYER as soon as practicable after receipt of subpoena notice to EMPLOYER in accordance with the requirements set forth in Section 15 below.

13.          Return of Company Property. EMPLOYEE agrees that, as a condition to receiving the severance benefits set forth in this AGREEMENT, he will return all Company property in his possession, custody or control.

14.          Non-Solicitation. EMPLOYEE agrees that for a period of one (1) year from the Separation Date, he will not directly or indirectly induce or solicit any person who is an employee, officer, contractor or agent of EMPLOYER to terminate his or her employment with or engagement by EMPLOYER.

15.          Notices. Notice shall be addressed to the PARTIES at the address and facsimile listed below and sent by both (a) email and (b) by a nationally recognized overnight courier for next day morning delivery, in which case notice shall be deemed delivered one (1) business day after the facsimile has been sent and one (1) business day after deposit with such overnight courier. The addresses below may be changed by written notice to the other each of the PARTIES; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

If to EMPLOYER	Ominto, Inc. 1110-112th Avenue NE, Suite 350 Bellevue, WA 98004 Email: swong@ominto.com Attention: Suzanne Wong, Esq.

If to EMPLOYEE:	Thomas Vogl
3444 Magnolia Blvd W Seattle, WA 98199
Email: thvogl@gmail.corn

16.          Integrated Agreement. The PARTIES acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this AGREEMENT contains the entire agreement of the PARTIES on the subject matter thereof. The PARTIES further acknowledge and agree that parol evidence shall not be required to interpret the intent of the PARTIES.

17.          Waiver, Amendment and Modification of AGREEMENT. The PARTIES agree that no waiver, amendment or modification of any of the terms of this AGREEMENT shall be effective unless in writing and signed by all PARTIES affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this AGREEMENT shall be construed as a waiver of any other term, condition or default.

18.          Representation by Counsel. The PARTIES acknowledge that they have had the opportunity to be represented in negotiations for the preparation of this AGREEMENT by counsel of their own choosing, and that they have entered into this AGREEMENT voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other PARTY or PARTIES or any attorneys, other than those contained within this AGREEMENT. The PARTIES further agree that if any of the facts or matters upon which they now rely in making this AGREEMENT hereafter prove to be otherwise, this AGREEMENT will nonetheless remain in full force and effect.

19.          Washington Law. The PARTIES agree that this AGREEMENT and its terms shall be construed under Washington law. The PARTIES acknowledge that this AGREEMENT is enforceable in the federal and/state courts of Washington. EMPLOYEE and EMPLOYER hereby waive any pleas of jurisdiction or venue as not being residents of King County, Washington, and hereby specifically authorize any action brought upon the enforcement of this AGREEMENT to be commenced or filed in King County, Washington.

20.          Agreement to Arbitrate Claims Arising from AGREEMENT. The PARTIES agree that if any dispute arises concerning interpretation and/or enforcement of the terms of this AGREEMENT, said dispute shall be resolved by binding arbitration conducted in King County, Washington in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect (“AAA’s National Rules”). In the event that such a dispute arises, counsel for both PARTIES will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA’s National Rules shall govern. Each PARTY shall be afforded the widest rights of discovery as permitted by law (including the right to cross-examine the opposing PARTY’s witnesses, either through legal counsel, expert witnesses of both).

21.          Drafting. The PARTIES agree that this AGREEMENT shall be construed without regard to the drafter of the same and shall be construed as though each PARTY to this AGREEMENT participated equally in the preparation and drafting of this AGREEMENT.

22.          Notice of Breach/Opportunity to Cure. Each PARTY agrees that before filing any action or initiating arbitration for breach of this AGREEMENT such PARTY must provide the breaching PARTY with written notice of the breach in accordance with Section 15 above and a minimum of 30 days to cure the breach if such breach is curable. The cure of a breach does not eliminate or reduce a breach PARTY’s liable for damages.

23.          Attorneys’ Fees. In the event any court action or arbitration is commenced by one PARTY against the other, the prevailing PARTY is entitled to recover its out-of-pocket and costs and reasonable attorneys’ fees.

24.          Counterparts. This AGREEMENT may be signed in counterparts and said counterparts shall be treated as though signed as one document

25.          Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third PARTY, with the full intent of releasing all of his claims against the Company. Employee acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains: and

(d)	he is fully aware of the legal and binding effect of this Agreement.

EMPLOYEE:

Dated: February 8, 2016	/s/ Thomas Vogl
Thomas Vogl

EMPLOYER:

Dated: February 8, 2016	/s/ Mitch Hill
By: Mitch Hill
Its: Interim CEO